EXHIBIT 99.1

CITIZENS ANNOUNCES Q1 2021 FINANCIAL RESULTS

Class B Stock purchase paves the way for one class of voting stock
Recruiting and training efforts strengthen distribution trends

AUSTIN, TX – May 5, 2021 – Citizens, Inc. (NYSE: CIA) today announced Q1 2021 financial results showing a loss per share of ($0.07). Despite an ongoing complex COVID-19 environment and continuing legal expenses associated with the Company's change-in-control, results were consistent with the prior year.

Gerald W. Shields, Vice-Chairman of the Board and interim CEO, said, “2021 is a significant milestone in our history with the recently announced approval to purchase all of the Class B shares from the Harold E. Riley Foundation. This transaction gives control back to the Company enabling one class of voting shares to elect all directors.”

Mr. Shields went on to say, “With this significant distraction behind us, we are now energized around the execution of our long-term strategy focused on sustainable growth. At the core, our success lies in continuous improvement in service, differentiated product innovation and increased distribution capability. During the first quarter, we intensified distribution activities with a heightened focus on recruiting and training efforts. As a result, we saw significant improvement in trends with a 5% increase in the number of agents and a 22% increase in new policies issued versus the first quarter last year. These new programs are helping to boost the number of new agents and improve productivity. While there is more work to be done, we are excited about the increased momentum in the field and the potential for growth as we recruit for the future.”

Q1 Financial Highlights (versus Q1 2020)

•Net loss of ($0.07) per share of Class A common stock, consistent with the prior year
•Revenue flat on lower renewal premiums and improved realized investment results
•First year premiums down (4%)--Life Insurance segment (9%), Home Services segment +5%
•Number of policies issued up 22%--Life Insurance segment +19%, Home Services segment +23%
•General expenses down (1%) despite change-in-control related expenses
•Claims and surrenders up 16% on increased death claims and matured endowments
•Closure of legacy international withholding tax issues with the IRS

Net loss of ($0.07) per Class A share, equal to the prior year, on higher claims and surrenders, partially offset by improved realized investment results. The first quarter of 2021 was negatively impacted by legal expenses surrounding the change-in-control of the Company.

Revenue was flat on fewer renewal premiums in our Life Insurance segment, partially offset by improved realized investment results.

The overall number of policies issued increased by 22% due to enhancements made in the past year to our business operations and sales practices to counter the impact of the global pandemic, as well as enhancing new agent recruiting efforts. In the Life Insurance segment, the number of policies issued increased by 19%, while first year premiums decreased by 9% on a decline in average premium as we continued to emphasize the selling of lower face amount policies during the global pandemic due to our applicants’ limitations on completing medical tests required for higher face amount policies.

In the Home Service segment, the number of policies issued increased by 23%, with premiums increasing 4% over the prior year on continued strong collections and expanded product offerings to current policyholders. In addition, we received a lower number of applications in the prior year period as the onset of the COVID-19 pandemic and stay-at-home orders negatively impacted our business.

General expenses were down 1% from the prior year despite continuing legal fees related to the change-in-control of the Company and the investment in growth of the Company’s domestic business in Florida.

Claims and surrenders expense increased by 16% versus the prior year, significantly impacted by a 36% increase in death claim benefits due primarily to an increase in reported claims, including those related to the COVID-19 pandemic, and the average dollar amount of claims incurred.

Our management team has devoted significant resources to achieving compliance with regulatory requirements and addressing legacy issues over the past few years. In prior years, the Company submitted withholding tax returns and associated tax payments to the IRS, adjusting the tax treatment for policies novated to a subsidiary during 2018. These returns were processed by the IRS in 2021, and the Company considers this legacy matter closed.

Operational Highlights (versus Q1 2020)

•Life Insurance segment
◦Policies issued increased by 19%
◦Recruiting focus produced 5% more agents, with new agents increasing by 84%
◦The Longevity Max™, new Whole Life product, enters the Florida insurance market
◦Total claims and surrenders up 15%
•Home Services segment
◦Policies issued increased by 23%
◦Premiums up 4%
◦Death claim benefits up 29%
•Regulatory approval of the purchase of Class B shares gives control back to the Company

In our Life Insurance segment, we continue implementing new sales campaigns and promotions to stimulate sales and develop new business opportunities. These initiatives continued to ignite our salesforce and supported a 19% increase in the number of policies issued in the face of the pandemic’s persistent pressure on the process.

As part of our longer-term growth strategy, we amplified our agent recruitment and productivity efforts through targeted training and a better customer experience. As a result, we saw a 5% increase in overall agents and an 84% increase in new agents versus the first quarter last year. Our refined training programs boosted agent productivity, including more than a 200% increase in issued premiums by new agents.

In addition, we recently announced our entrance into the Florida insurance market with Longevity Max™. This new Whole Life product, with distribution and service tailored to Hispanic clients, offers a unique blend of life insurance coverage, lifetime income and savings protection. This product highlights Citizens’ long history of selling insurance in Latin America.

Total claims and surrenders in the Life Insurance segment increased by 15%, driven by an increase in death claims, surrenders and matured endowment benefits. We saw a rise in both the overall number of reported death claims, including those related to COVID-19 and the average death benefit per policy. Increases to matured endowments and surrenders were expected due to the aging of this block of business.

The COVID-19 pandemic heavily impacted the Home Services segment. While the number of policies increased by 23% and premiums improved by 4%, death claims increased by 29% over last year. To battle continued pressure, an automatic issue product was offered to existing policyholders resulting in a slight increase in average face values as robust collection efforts expanded renewal premiums.

Finally, on April 12, 2021, Citizens was granted final regulatory approval to purchase all of the Class B common stock from the Harold E. Riley Foundation, thus giving control back to the Company. As a result:

•All of the Foundation’s Class B common stock was transferred back to the Company
•Class B common stock is reclassified as authorized, but unissued, treasury stock
•Citizens Board has resolved that the Class B common stock will not be voted and thus, the Company has only one class of voting shares outstanding (Class A common stock)
•One class of directors

Selected Consolidated Financial Data

For the periods ended as of	3/31/2021	3/31/2020
(In thousands, except per share data)
Balance sheet data
Total assets	$ 1,781,653	$ 1,713,287
Total liabilities	1,540,813	1,497,553
Total stockholders' equity	240,840	215,734
Life insurance in force	4,131,919	4,210,437
Operating items
Insurance premiums	$ 39,032	$ 41,317
Net investment income	15,244	15,169
Realized investment gains (losses)	292	(1,306)
Total revenues	55,483	55,722
Net loss before federal income taxes	(2,748)	(2,235)
Net loss	(3,573)	(3,584)
Per share data
Book value per share	$ 4.76	$ 4.29
Basic and diluted loss per Class A share	(0.07)	(0.07)

Segment Operations
Our Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. Our insurance operations are the primary focus of the Company and are the lead income generators of the business.

Life Insurance
Our Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim through independent marketing consultants. We began re-selling domestically in Florida in 2021.

Home Service Insurance
Our Home Service Insurance segment provides final expense life insurance and limited liability property insurance policies sold to middle- and lower-income households in Louisiana, Mississippi and Arkansas, through independent agents in our home service distribution channel and funeral homes.

Other Non-Insurance Enterprises
Other Non-Insurance Enterprises primarily include the Company's IT and Corporate support functions. Their data is included in the table below in order to properly reconcile the segment information with the consolidated financial statements of the Company.

Selected Segment Financial Data

For the periods ended as of	3/31/2021	3/31/2020
(In thousands)

LIFE SEGMENT
Total assets	$ 1,330,637	$ 1,262,351

Operating items
Insurance premiums	$ 27,063	$ 29,819
Net investment income	11,598	11,480
Realized investment gains (losses)	(108)	735
Total revenues	39,466	42,558
Net income (loss) before federal income taxes	(106)	2,086

HOME SERVICE SEGMENT
Total assets	$ 386,969	384,192

Operating items
Insurance premiums	$ 11,969	11,498
Net investment income	3,345	3,332
Realized investment gains (losses)	223	(1,717)
Total revenues	15,539	13,131
Net loss before federal income taxes	(758)	(2,145)

OTHER NON-INS ENTERPRISES
Total assets	$ 64,047	$ 66,744

Operating items
Insurance premiums	$ -	$ -
Net investment income	301	357
Realized investment gains (losses)	177	(324)
Total revenues	478	33
Net loss before federal income taxes	(1,884)	(2,176)

About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project” "intends," "continue" or comparable words.  Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations.  Accordingly, you should not unduly rely on these forward-looking statements.  The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

FOR FURTHER INFORMATION CONTACT:
Investor Relations PR@citizensinc.com